===============================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 TEJON RANCH CO.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                TEJON RANCH CO.
                             Post Office Box 1000
                            Lebec, California 93243


                                                                   April 9, 2001


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. on Tuesday, May 1, 2001, at 9:30 A.M., at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California. Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

     The Notice of Annual Meeting and Proxy Statement containing information concerning the business to be transacted at the meeting appear in the following pages.

     It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date, and mail the enclosed proxy at your earliest convenience.

     Your interest and participation in the affairs of the Company are greatly appreciated.

                                    Sincerely,



                                    Robert A. Stine,
                                    President and Chief Executive Officer

                                TEJON RANCH CO.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      on
                                  May 1, 2001

     The Annual Meeting of Stockholders of Tejon Ranch Co. (the "Company") will be held at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California on Tuesday, May 1, 2001, at 9:30 A.M., California time, for the following purposes:

          1.   To elect four directors.

          2.   To approve an amendment to the 1998 Stock Incentive Plan.

          3. To approve an amendment to the Non-Employee Director Stock Incentive Plan.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The names of the nominees of the Board of Directors of the Company for election at the meeting are: Craig Cadwalader, Rayburn S. Dezember, George G.C. Parker and Robert A. Stine.

     The Board of Directors has fixed the close of business on March 20, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     Your attention is invited to the accompanying Proxy Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy, for which a return envelope is provided.

                              For the Board of Directors,



                              RAYBURN S. DEZEMBER, Chairman of the Board
                              DENNIS MULLINS, Secretary


Lebec, California
April 9, 2001

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY.

                                TEJON RANCH CO.
                             Post Office Box 1000
                            Lebec, California 93243

                                PROXY STATEMENT

                        Annual Meeting of Stockholders
                                  May 1, 2001

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 1, 2001.

     It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about April 9, 2001.

                            SOLICITATION OF PROXIES

     At the meeting, the stockholders of the Company will be asked (1) to elect four directors, (2) to approve an amendment to the 1998 Stock Incentive Plan (the "Incentive Plan") to increase the number of shares which can be issued under the Plan from 800,000 to 1,600,000, (3) to approve an amendment to the Non-Employee Director Stock Incentive Plan (the "Director Plan") to extend the dates through which awards can be granted under the Plan and shares can be issued under the Plan for five years and (4) to transact such other business as may properly come before the meeting. Your Board of Directors is asking for your proxy for use at the meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

     The cost of preparing, assembling, and mailing the Notice of Meeting, this Proxy Statement and the enclosed proxy ballot will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, telegraph, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange.

                            RECORD DATE AND VOTING

     Holders of shares of Common Stock of record at the close of business on March 20, 2001, are entitled to notice of, and to vote at, the meeting. There were 14,291,183 shares of Common Stock outstanding at the record date. A stockholder giving a proxy may revoke it at any time before it is voted by filing with the Company's Secretary a written notice of revocation or a duly executed proxy bearing a later date. Unless a proxy is revoked and except as indicated below under "Election of Directors," shares represented by a proxy will be voted in accordance with the voting instructions on the proxy and, on matters for which no voting instructions are given, shares will be voted for the nominees of the Board of Directors as shown on the proxy and "FOR" both proposals submitted for stockholder approval. On a matter for which the "ABSTAIN" instruction is given, shares will be voted neither "FOR" nor "AGAINST." Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who abstain or withhold authority will be considered present for purposes of determining a quorum. The rules of the New York Stock Exchange permit member organizations ("brokers") to vote shares on behalf of beneficial owners, in the absence of instructions from beneficial owners, on certain "routine" matters, including the election of directors and ratification of independent public accountants, but do not permit such votes on "non-routine" matters, including the approval of the amendments to the Incentive Plan and the Director Plan. Situations where brokers are unable to vote on non-routine proposals are referred to as "broker non-votes." Broker non-votes will not be counted as present for purposes of determining a quorum, have no effect on the outcome of matters requiring the affirmative vote of a majority or super-majority of shares represented at the meeting, including the approval of the amendments to the Incentive Plan and the Director Plan, and have the effect of a negative vote on matters requiring the affirmative vote of the holders of a majority or super-majority of the shares outstanding.

     Stockholders vote cumulatively in the election of directors. Cumulative voting means that each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. The four (4) candidates receiving the highest number of affirmative votes will be elected as directors. On all other matters, stockholders are entitled to one vote per share held. The proxies being solicited include authority of the proxy holders to cumulate votes.

     Directors who are not full-time employees of the Company or any of its subsidiaries may be deemed to have a substantial interest in the amendments to the Director Plan because they will be eligible to receive stock options and other awards under that Plan as amended. Likewise, the one director who is a full-time employee of the Company or any of its subsidiaries (Robert A. Stine) and the other executive officers of the Company may be deemed to have a substantial interest in the amendment to the Incentive Plan because they will be eligible to receive stock options and other awards under that Plan as amended.

           STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table lists the stockholders known to the Company to be the beneficial owners of more than 5% of the shares of Company Common Stock outstanding as of March 20, 2001. The table also provides the stock ownership as of the same date of all directors and of the most highly compensated executive officers during 2000.


                                                                      Amount and
                                                                      Nature of
                                                                      Beneficial                 Percent
                  Name and Address of Stockholder                     Ownership(1)               of Class
      --------------------------------------------------------        -------------              -----------

      Ardell Investment Company                                        1,055,828 (2)              7.39%
      P.O. Box 1715
      Newport Beach, CA 92659

      M.H. Sherman Company                                             1,140,630 (2)              7.98%
      P.O. Box 1715
      Newport Beach, CA 92659

      EQSF Advisers, Inc.                                              3,881,054 (3)             27.16%
      767 Third Avenue
      New York, NY  10017

      Carl Marks Management Company, L.P.                                792,838 (4)              5.55%
      135 East 57th Street
      New York, NY  10022

      State of Wisconsin Investment Board                              1,322,552 (5)             9.25%
      P.O. Box 7842
      Madison, WI 53707

      Directors
      ---------

      Otis Booth, Jr.                                                      8,647 (6)          below 1%

      Craig Cadwalader                                                 2,222,530 (7)            15.55%

      Dan T. Daniels                                                   2,227,529 (8)            15.59%

      Rayburn S. Dezember                                                  8,647 (9)          below 1%

      John L. Goolsby                                                      6,277 (9)          below 1%

      Norman Metcalfe                                                      5,560 (6)          below 1%

      George G.C. Parker                                                   1,703 (9)          below 1%

      Robert C. Ruocco                                                   798,081 (10)            5.58%

      Kent G. Snyder                                                       4,644 (6)          below 1%

      Geoffrey L. Stack                                                    4,298 (11)         below 1%

      Robert A. Stine                                                    135,162 (12)         below 1%

      Martin J. Whitman                                                3,881,054 (13)           27.16%

      Executive Officers
      ------------------
      Matthew J. Echeverria                                               27,080 (14)         below 1%

      Douglas M. Ford                                                      8,491 (14)         below 1%


      Allen E. Lyda                                                       25,896 (14)         below 1%

      Dennis Mullins                                                      24,044 (14)         below 1%

      All officers and directors as a group                            7,167,213                50.15%
      (18 persons)

-------------

(1) In each case, the named stockholder has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below.

(2) Does not include 26,072 shares (0.18% of the number of shares outstanding) owned of record and beneficially by the Sherman Foundation, a non-profit public charity, three of the trustees of which are directors of Ardell Investment Company and M.H. Sherman Company, those being Messrs. Donald Haskell, who retired on September 30, 1998 as Chairman of the Board of Directors of the Company, and Craig Cadwalader and Dan T. Daniels,
     directors of the Company.   Mr. Haskell is President of the Sherman
     Foundation, is President and a director of Ardell Investment Company, is Chairman of the Board and a director of M.H. Sherman Company, and has the power to vote a majority of the shares of Ardell Investment Company and M.H. Sherman Company. Mr. Haskell also owns personally 51,100 shares of the Company. Mr. Haskell disclaims beneficial ownership of the shares owned by the Sherman Foundation for all other purposes.

(3) Includes 3,420,105 shares owned beneficially and of record by Third Avenue Value Fund, 224,600 shares owned beneficially and of record by Third Avenue Small-Cap Value Fund, 84,525 shares owned beneficially and of record by Third Avenue Real Estate Value Fund, 18,000 shares owned beneficially and of record by Third Avenue Variable Series Trust, 15,100 shares owned beneficially and of record by SunAmerica Style Select Small Cap Value Fund, and 86,605 shares owned beneficially and of record by WRL Third Avenue Value Fund. EQSF Advisers, Inc. has sole voting and investment power with respect to these shares. Also includes 32,119 shares owned of record by various individual investment accounts managed by M.J. Whitman Advisers, Inc., an affiliated entity to EQSF Advisers. M.J. Whitman Advisers has sole investment power with respect to those shares and sole voting power with respect to 29,821 of those shares.

(4) Includes 585,083 shares owned beneficially and of record by Carl Marks Strategic Investments, L.P. and 207,755 shares owned beneficially and of record by Carl Marks Strategic Investments II, L.P. Carl Marks Management Company, L.P. has sole voting and investment power with respect to these shares.

(5)  Based upon information provided to the Company by the stockholder on a
     Schedule 13G dated February 12, 2001, and filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

(6) Includes shares underlying options that are currently exercisable as follows: Mr. Booth 7,524 shares, Mr. Metcalfe 3,763 shares, and Mr. Snyder 4,644 shares.

(7) Includes 1,055,828 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H. Sherman Company, and 26,072 shares owned by Sherman Foundation. Mr. Cadwalader is a director of Ardell Investment Company and M.H. Sherman Company and a trustee of Sherman Foundation. Mr. Cadwalader disclaims beneficial ownership as to all of the shares owned by said entities for all other purposes.

(8) Includes 1,055,828 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H. Sherman Company, and 26,072 shares owned by Sherman Foundation. Mr. Daniels is Vice President, Treasurer and a director of Ardell Investment Company, President and a director of M.H. Sherman Company, and Vice President, Secretary and a trustee of Sherman Foundation. Mr. Daniels disclaims beneficial ownership as to all of the shares owned by said entities for all other purposes. Also includes 4,999 shares underlying options that are currently exercisable.

(9) The shares owned by each of Messrs. Dezember, Goolsby and Parker are held by a family trust concerning which the director and his spouse share voting and investment power. Includes shares underlying options that are currently exercisable as follows: Mr. Dezember 7,524 shares, Mr. Goolsby 4,929 shares, and Mr. Parker 1,141 shares.

(10) Includes 585,083 shares owned beneficially and of record by Carl Marks Strategic Investments, L.P., and 207,755 shares owned beneficially and of record by Carl Marks Strategic Investments II, L.P. Mr. Ruocco is a General Partner of Carl Marks Management Company, L.P. and shares voting and investment power. Includes 5,243 shares underlying options that are currently exercisable.

(11) The shares owned by Mr. Stack are held as community property; he and his spouse share voting and investment power with respect to their shares. Includes 4,254 shares underlying options that are currently exercisable.

(12) The shares owned by Mr. Stine are held by a family trust concerning which he and his spouse share voting and investment power. Includes 128,227 shares underlying options that are currently exercisable or become exercisable within 60 days, and 5,175 restricted shares, which the Company has the right to buy back at a nominal price if certain contingencies occur.

(13) Includes 3,420,105 shares owned beneficially and of record by Third Avenue Value Fund, 224,600 shares owned beneficially and of record by Third Avenue Small-Cap Value Fund, 84,525 shares owned beneficially and of record by Third Avenue Real Estate Value Fund, 18,000 shares owned beneficially and of record by Third Avenue Variable Series Trust, 15,100 shares owned beneficially and of record by SunAmerica Style Select Small Cap Value Fund, and 86,605 shares owned beneficially and of record by WRL Third Avenue Value Fund. Also includes 32,119 shares owned of record by various individual investment accounts managed by M.J. Whitman Advisers, Inc., an affiliated entity to EQSF Advisers. M.J. Whitman Advisers has sole investment power with respect to those shares and sole voting power with respect to 29,821 of those shares. Mr. Whitman is Chairman of the Board and CEO of Third Avenue Trust, which contains Third Avenue Value Fund, Third Avenue Small-Cap Value Fund and Third Avenue Real Estate Value Fund as investment series, and of EQSF Advisers, Inc., Third Avenue Trust's investment advisor, and has the power to vote a majority of the shares of EQSF Advisers, Inc. Mr. Whitman is also Chief Investment Officer of M.J. Whitman Advisers, Inc. Mr. Whitman disclaims beneficial ownership of the shares owned by said entities for all other purposes.

(14) The unrestricted shares owned by Messrs. Echeverria and Lyda are held as community property concerning which the officer and his spouse share voting and investment power. The totals for Messrs. Echeverria, Ford, Lyda and Mullins include (a) shares underlying options that are currently exercisable as follows: Mr. Echeverria 26,133 shares, Mr. Ford 7,844 shares, Mr. Lyda 22,989 shares,, and Mr. Mullins 19,499 shares, and (b) restricted shares, which the Company has a right to buy back at a nominal price if certain contingencies occur, as follows: Mr. Echeverria 647 shares, Mr. Ford 647 shares, Mr. Lyda 2,588 shares and Mr. Mullins 4,545 shares.


                             ELECTION OF DIRECTORS

     The Board of Directors now consists of twelve directors divided into three classes based upon when their terms expire. The terms of four directors (Class
I) expire at the 2003 Annual Meeting, the terms of four directors (Class II) expire at the 2001 Annual Meeting, and the terms of four directors (Class III) expire at the 2002 Annual Meeting. The regular terms of directors expire at the third Annual Meeting following the Annual Meeting at which the directors were elected, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased.

     The names of the nominees of the Board of Directors for election as directors at the 2001 Annual Meeting (all of whom are presently directors) are set forth in the table below, along with certain other information. The table also includes information as to other directors of the Company.

     Other than nominations made at the direction of the Board of Directors, nominations of persons for election to the Board of Directors by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which the Notice of Annual Meeting of Stockholders was mailed. Such stockholder's notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934, as amended; and (ii) as to the stockholder giving the notice, the name and address, as they appear on the

Company's books, of such stockholder, and the class and number of shares of the Company which are beneficially owned by such stockholder.

     Except as noted below, each proxy solicited by and on behalf of the Board of Directors will be voted "FOR" the election of the nominees named below (unless such authority is withheld as provided in the proxy) and one fourth of the votes to which the stockholder is entitled will be cast for each of the four nominees. In the event any one or more of the nominees shall become unable to serve or refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2001 Annual Meeting are nominated as candidates for director by persons other than the Board of Directors, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board of Directors or substitute nominees and in such order of preference as the proxy holders may determine in their discretion.

     All references to the Company in the table below and the remainder of this Proxy Statement relating to periods prior to June 1987 include references to Tejon Ranch Co., a California corporation and the Company's predecessor, which became a wholly owned subsidiary of the Company as a result of a reincorporation transaction consummated in June 1987.

                                                                    First
  Nominees for Class II Directors Whose Terms Expire in 2001        Became
           and Principal Occupation or Employment(1)                Director              Age
           -----------------------------------------                --------              ---

Craig Cadwalader(3)                                                   1994                 60
     President, Chief Operating Officer and Director,
     Ardell Marina, Inc., yacht brokerage; Director, M.H.
      Sherman Co.

Rayburn S. Dezember(2)(4)                                             1990                 70
    Chairman of the Board, Tejon Ranch Co.; Director,
     Bolthouse Farms, Inc., and The Bakersfield
     Californian

George G.C. Parker(3)                                                 1999                 62
   Dean Witter Professor of Finance, Senior Associate Dean for
    Academic Affairs, and Director of the MBA Program, Graduate
    School of Business, Stanford University;
    Director of Continental Airlines, Inc.,
    Dresdner/RCM Mutual Funds, Barclays Global Investors
    i Shares Mutual Funds, and California Casualty
    Insurance Companies

Robert A. Stine(2)(5)                                                 1996                 54
     President and Chief Executive Officer, Tejon Ranch Co.;
     Director of First Community Bancorp and The Bakersfield
     Californian

Continuing Directors and Principal Occupation or Employment(1)
--------------------------------------------------------------

Otis Booth, Jr.(3)                                                    1970                 77
    Private investments and ranching; Director of Clipper
     Fund, Inc.

Dan T. Daniels(2)(3)(4)(5)                                            1982                 59
    President and Director, M.H. Sherman Company, investments

John L. Goolsby(5)                                                    1999                 59
    Director of America West Holdings Corporation

Norman Metcalfe(4)(5)                                                 1998                 58
    Real estate and investments; Director of  SierraCities.com and The Ryland Group

Robert C. Ruocco(4)                                                   1997                 42
    General Partner, Carl Marks Management Company, L.P.,
    investment management; Director of Sport & Health
    Company, L.C. and Anchor Glass Container Corporation

Kent G. Snyder(3)                                                     1998                 64
    Attorney at Law; Director of First Fidelity Investment &
     Loan and Life Financial Corp.

Geoffrey L. Stack(3)(5)                                               1998                 57
     Managing Director, SARES$REGIS Group, real estate
      development and management; Director of Arral & Partners

Martin J. Whitman(2)                                                  1997                 76
   Chairman of the Board and Chief Executive Officer of Third
   Avenue Trust, EQSF Advisers, Inc., M.J. Whitman Advisers,
    Inc., investment management; and M.J. Whitman, Inc., stock brokerage; Chairman of the Board and Trustee of Third
    Avenue Variable Series Trust, investment management; Chief
    Executive Officer and Director
    of Danielson Holding Corporation, insurance; Adjunct
    Professor, Columbia University Graduate School of
    Business; Director of Nabors Industries, Inc. and Stewart
    Information Services Corp.

------------

(1) Except as set forth below, each of the directors has been engaged in his principal occupation described above during the past five years. There are no family relationships among any directors of the Company.

     Mr. Goolsby served as President and Chief Executive Officer of The Howard Hughes Corporation, a real estate development company, from 1990 until his retirement in July 1998. Mr. Metcalfe served as Vice Chairman and Chief Financial Officer of The Irvine Company, a real estate development company, from March 1993 to December 1996. Mr. Stine became President and Chief Executive Officer of the Company on May 1, 1996, and a Director of the Company on May 13, 1996.

     Since March 1990, Mr. Whitman has been the Chairman of the Board, Chief Executive Officer and a Trustee (and, from January 1991 to May 1998, the President) of Third Avenue Trust, an open-end management investment company registered under the Investment Company Act of 1940 and containing multiple investment series, and its predecessor, Third Avenue Value Fund, Inc. (together with its predecessor, "Third Avenue Trust"). During that time Mr. Whitman has also held the same positions (other than Trustee, and including President until February 1998) at EQSF Advisers, Inc. ("EQSF"), Third Avenue Trust's investment adviser. Since July 1999, Mr. Whitman has been Chairman of the Board and a Trustee of Third Avenue Variable Series Trust, an open-end management investment company registered under the Investment Company Act of 1940. Mr. Whitman has been the Chairman and Chief Executive Officer since 1995 and the Chief Investment Officer since 1992 of M.J. Whitman Advisers, Inc. Since 1974, Mr. Whitman has been the President and Chief Executive Officer of Martin J. Whitman & Co., Inc. Since January 1995, Mr. Whitman has served as the Chairman and Chief Executive Officer of M.J. Whitman Holding Corp., the parent of M.J. Whitman, Inc., a registered broker-dealer, and other affiliates. Mr. Whitman is a Managing Director of Whitman Heffernan Rhein & Co., Inc., an investment and financial advisory firm which he co-founded in 1987 and which ceased operations in December 1996. Mr. Whitman has been a Director since August 1990, was Chairman of the Board from August 1990 to August 1999, was Chief Investment Officer from December 1990 to August 1996, and has been Chief Executive Officer since August 1996 of Danielson Holding Corporation, an insurance holding company. Mr. Whitman was a Distinguished Management Fellow in Finance at the Yale University School of Management from 1972 through June 2000, and has served as an Adjunct Professor at Columbia University Graduate School of Business since January 2001.

(2)  Member of Executive Committee.

(3)  Member of Audit Committee.

(4)  Member of Compensation Committee.

(5)  Member of Real Estate Committee.

     The terms of Messrs. Goolsby, Metcalfe, Snyder and Whitman expire at the 2002 Annual Meeting, and the terms of Messrs. Booth, Daniels, Ruocco and Stack expire at the 2003 Annual Meeting.

Board of Directors and Committees

     Standing committees of the Board of Directors include the Executive, Audit, Compensation, and Real Estate Committees. The major functions of each of these committees are described briefly below.

     Except for certain powers which, under Delaware law, may be exercised only by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee also functions as the Nominating Committee as needed. In this role, it periodically searches for and considers qualified candidates to serve on the Board of Directors. However, the nominees for director proposed by the Board of Directors are selected by the entire Board. The Committee will consider nominees for director recommended by stockholders. Any such recommendations should be submitted in writing to the Secretary of the Company at its principal office.

     The Audit Committee recommends engagement of the independent accountants, reviews the arrangement and scope of audit, considers comments made by the independent accountants with respect to internal controls, reviews internal accounting procedures and controls with the Company's financial accounting staff, and reviews non-audit services provided by the Company's independent accountants. The Charter of the Audit Committee was adopted and approved by the Board of Directors in 2000 and is attached as an Appendix to this Proxy Statement. Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

     The Compensation Committee periodically reviews and either adjusts or recommends to the Board of Directors appropriate adjustments to the compensation arrangements for executive officers.

     The Real Estate Committee reviews all activities and issues related to the Company's real estate assets and opportunities. It receives and considers the analyses of the Company's outside land use and development consultants. The Committee directs management on the direction that the Company's real estate activities should take.

     During 2000, there were five meetings of the Board of Directors, none of the Executive Committee, two of the Audit Committee, two of the Compensation Committee, and two of the Real Estate Committee. During 2000 all incumbent directors attended 75% or more of the aggregate total of such meetings of the Board of Directors and committees of the Board on which they served.

Director Compensation

     Directors who are not employees of the Company receive an annual retainer of $24,000, a fee of $1,000 for attendance at any meeting of the Board, a fee of $500 per Committee meeting attended by such director on the day of a Board meeting, and a fee of $1,000 per Committee meeting attended by such director on a day when the Board is not meeting. The fees are payable if the meeting was attended in person or by telephone conference call. The annual retainer is payable one-half in cash and one-half in stock options valued using the Black-Scholes method, unless the director elects to receive his entire retainer in stock options. If a director owns beneficially, or is affiliated with a person or entity which owns beneficially, 5% or more of the outstanding shares of the Common Stock of the Company, then that director may elect to receive his entire annual retainer in cash.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of beneficial ownership and changes in ownership with the Securities and Exchange Commission. Messrs. Echeverria, Goolsby and Whitman failed to timely file reports due following changes in their ownership of the Company=s Common Stock during 2000, but promptly completed the filings when the failure to file was called to their attention.

                            EXECUTIVE COMPENSATION

     The following table shows the aggregate compensation paid on an accrual basis by the Company and its subsidiaries during 2000 and each of the two previous years to the Chief Executive Officer and to the four other executive officers of the Company who were most highly compensated in 2000.

                                   SUMMARY COMPENSATION TABLE

                        ANNUAL COMPENSATION                                  LONG TERM
                                                                            COMPENSATION
 ------------------------------------------------------------------------------------------------------------------
           NAME                                                       RESTRICTED    SECURITIES
            AND                                                          STOCK      UNDERLYING         ALL OTHER
         PRINCIPAL                    SALARY(1)        BONUS(1)        AWARDS(2)      OPTIONS       COMPENSATION(3)
         POSITION            YEAR        ($)             ($)              ($)           (#)               ($)
 ------------------------------------------------------------------------------------------------------------------

Robert A. Stine               2000     310,000           149,182              0              0        5,700
   President and Chief        1999     310,000           142,442        120,000        106,137        5,600
   Executive Officer          1998     295,000           141,600              0        170,000        5,175

 Matthew J. Echeverria (4)    2000     205,000            47,294              0              0        4,400
   Senior Vice President      1999     205,000            53,044         15,000         44,665        4,300
                              1998     200,000            68,970              0         66,000        4,216


Dennis Mullins                2000     155,000            55,493              0              0        3,500
  Vice President,             1999     155,000            78,825              0         28,946        3,400
  General Counsel and         1998     150,000            67,500              0         34,000        3,350
  Secretary


Allen E. Lyda                 2000     155,000            53,968              0              0        3,500
  Vice President, Chief       1999     155,000            59,734         60,000         28,946        3,400
  Financial Officer,          1998     150,000            64,350              0         42,000        3,353
  Treasurer
  and Assistant  Secretary


Douglas M. Ford (4)           2000   190,000             15,000               0              0        1,700
   Senior Vice President      1999   180,000             45,036          15,000         39,218            0
                              1998     7,500                  0               0         30,000            0
  ---------------------------------------------------------------------------------------------------------

----------
(1) Amounts shown include salary earned and received by executive officers. The bonus amounts shown were accrued by the Company in the years shown but were received by the officers in January and February of the following years.

(2) The amounts in this column represent restricted stock issued pursuant to the 1998 Stock Incentive Plan. The amounts in this column represent the value of restricted stock granted under the 1998 Stock Incentive Plan based on the closing price of the Company=s Common Stock on the New York Stock Exchange on the date the issuance of the shares was authorized by the Board of Directors. The shares cannot be transferred and the Company has the right to repurchase the shares for nominal consideration until certain contingencies occur related to continuation of employment and a pending real estate transaction. The contingencies are expected to be resolved during 2001, although they could remain unresolved until as late as 2005. The valuations of the shares in the table and set forth above are based upon the closing prices of the shares of the New York Stock Exchange and do not reflect the effect of the contingencies on the value of the shares. The holders of the restricted stock will have the right to receive any dividends paid on the stock prior to the resolution of the contingencies.

(3) The amounts in this column include the matching contributions made by the Company under its 401(k) defined contribution plan, and contributions made to the officers' Supplemental Executive Retirement Plans.

(4) Mr. Echeverria resigned as an officer of the Company effective December 31, 2000, and Mr. Ford resigned as an officer of the Company on February 6, 2001.

     The Company has entered into an agreement with Mr. Stine providing for him to serve as President, Chief Executive Officer and a director of the Company. Although the agreement does not provide for a term of employment, Mr. Stine will be entitled to continuation of his salary for one year if the Company terminates his employment without cause. In addition such a termination would result in acceleration of the exercise dates of Mr. Stine's stock options. The agreement also provides for customary perquisites.

     In conjunction with Mr. Echeverria's resignation as an officer of the Company, he entered into an agreement with the Company under which he will remain available as a part time employee to assist and advise the Company on any dispositions of Livestock Division assets and other matters. Through 2002, Mr. Echeverria will continue to receive his full pre-resignation salary, health insurance and perquisites, and his previously granted stock options will continue to be exercisable and to vest. At the end of this period, title to Mr. Echeverria's Company truck and country club membership will be transferred to him, and he will retire with the maximum 25 years of credit toward his pension and SERP benefits.

     In conjunction with Mr. Ford's resignation as an officer of the Company, he entered into an agreement with the Company under which he received a one-time severance payment of $90,000, and he will receive $1,000 per month throughout 2001, title to his Company truck, and certain perquisites. He will remain a part time employee through 2001 and available to assist on certain matters, during which time his previously granted stock options will continue to be exercisable and to vest.

     In December 1999, the Company entered into agreements with all of the officers named in the Summary Compensation Table providing each officer with specified severance benefits in the event the Company terminates his employment without cause, or the employee terminates his employment for good cause, within two years following, or prior to and in connection with or anticipation of, a change of control of the Company. "Change of control" is defined to mean a liquidation of the Company; a change in the identity of a majority of the directors on the Board (with certain exceptions); the acquisition by any person or group of beneficial ownership of 20% or more of the outstanding shares of Common Stock or voting power of the Company (with certain exceptions); or a transaction or series of transactions resulting in the sale of substantially all of the Company's assets or the merger, consolidation or reorganization of the Company, unless control of the Company or a successor company that controls the Company's assets is substantially the same after the transaction (as defined). The severance benefits generally consist of the continuation (for up to 36 months for Mr. Stine and 30 months for the other officers (subject to certain limitations) of the employee's salary and Company health and life insurance, the continuation for a substantially shorter period of time of applicable perquisites, including Company car, country club membership and/or Company housing, and the acceleration of the exercise dates of all outstanding options to purchase capital stock of the Company.

Stock Options

     The Company has a 1992 Stock Option Plan providing for the granting of options to purchase a maximum of 230,000 shares of Common Stock and a 1998 Stock Incentive Plan providing for the granting of awards, including stock options,
with respect to a maximum of 800,000 shares of Common Stock.   No options were
granted in 2000 under either the 1992 Stock Option Plan or the 1998 Stock Incentive Plan.

     The following table shows the number of shares subject to exercisable and nonexercisable stock options outstanding at December 31, 2000 and held by executive officers named in the preceding Summary Compensation Table.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE


                                                                  NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED
                                                                       OPTIONS            IN-THE-MONEY OPTIONS
                                                                      AT FY-END(#)           AT FY-END($)(1)
                        SHARES ACQUIRED ON                           EXERCISABLE/             EXERCISABLE/
        NAME               EXERCISE (#)       VALUE REALIZED($)     UNEXERCISABLE             UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------

Robert A. Stine                        0                      0        91,227/284,910            $226,800/$0

Matthew J.                         6,000               $156,125        21,933/101,732            $ 42,120/$0
 Echeverria

Dennis Mullins                         0                      0         17,099/57,157            $ 47,954/$0

Allen E. Lyda                          0                      0         19,789/65,157            $ 45,360/$0

Douglas M. Ford                        0                      0          7,844/61,374            $      0/$0
------------------------------------------------------------------------------------------------------------

----------------
(1) Market value of underlying securities at year end, minus the exercise price of options.

Pension Plan

     The Company contributes each year to a Pension Plan for its salaried employees the amount necessary to fund the Plan on an actuarially sound basis. The amounts of these annual contributions are not included in the compensation table above. Pension benefits to be received from the Plan upon retirement are determined by an employee's five year final average annual compensation, length of service with the Company and age at retirement, subject to certain limitations imposed on a qualified retirement plan by the Internal Revenue Code.

     In 1991 the Company adopted a Supplemental Executive Retirement Plan (the "SERP") in order to restore to executives designated by the Compensation Committee of the Board of Directors the full benefits under the Pension Plan which would otherwise be restricted by certain limitations now imposed under the Internal Revenue Code. The SERP is unfunded, but the associated liability will be reflected on the Company's financial statements. No benefits under the Pension Plan or the SERP become vested until the earlier of (a) the participant's attainment of age 65 or (b) the completion of five or more years of vesting service (as defined under the Pension Plan). With respect to the SERP, an executive can become vested upon the incurrence of a total and permanent disability while employed by the Company as determined by the Board of Directors or the Compensation Committee. The Compensation Committee also has the power to grant a participant vested status with respect to the SERP even if he does not meet the foregoing requirements. In December 1999 the SERP was amended to give Mr. Stine credit for 1.875 years of service for each year of actual service, to allow him to receive benefits calculated on the basis of up to 30 years of service instead of the 25-year maximum applicable to other participants and to impose an overall formula limit on his maximum monthly retirement benefit. Under the amendment, if Mr. Stine remains in the employ of the Company and retires at age 65, he would receive benefits based upon 30 years of service. Respecting Mr. Echeverria=s pension benefits, see the discussion under "Executive Compensation".

     The table below illustrates the amount of annual pension benefits payable under the Plan (as increased by amounts payable to eligible executives under the SERP) to persons in particular classifications who work to the normal retirement age of 65.


Five Year Final
Average Annual
 Compensation                                     Years of Service
--------------              ---------------------------------------------------------

                              10              20              25          30 or more
                            ------         -------         -------        ----------
  100,000                   12,655          25,310          31,638           37,966

  150,000                   20,905          41,811          52,263           62,716

  170,000                   24,205          48,411          60,513           72,616

  200,000                   29,155          58,311          72,888           87,466

  250,000                   37,405          74,811          93,513          112,216

  300,000                   45,655          91,311         114,138          136,966

  350,000                   53,905         107,811         134,763          161,716

  400,000                   62,155         124,311         155,388          186,466

  450,000                   70,405         140,811         176,013          211,216

  500,000                   78,655         157,311         196,638          235,966

  550,000                   86,905         173,811         217,263          260,716

  600,000                   95,155         190,311         237,888          285,466

     For purposes of pension benefits, earnings consist of compensation determined in the manner reflected in the preceding Summary Compensation Table, except that for pension benefit purposes, bonuses are included in the year paid instead of in the year accrued and amounts under "All Other Compensation" are not counted. The benefits presented are straight life annuity amounts and are determined based on the benefit formula required by the Plan, which conforms to the regulations of the Internal Revenue Service and ERISA. The benefits presented reflect deductions for Social Security as required by the Plan. The amounts of compensation for 2000 that could affect the five-year final average annual compensation of the executives named in the Summary Compensation Table if they are retired are: Mr. Stine - $395,266; Mr. Echeverria - $246,650; Mr. Mullins - $193,788; Mr. Lyda - $185,724 and Mr. Ford - $225,412. The credited years of service under the Plan and the SERP as of December 31, 2000, for those named in the Summary Compensation Table are: Mr. Stine - 7.5 years, Mr. Echeverria - 21 years, Mr. Mullins - 7 years, and Mr. Lyda - 10 years; Mr. Ford forfeited his benefits when he resigned. All employees having one year in service to the Company participate in the Plan, including all current officers of the Company.

Certain Transactions

     Donald Haskell, formerly the Chairman of the Board of the Company, is the President, a director and has the power to vote a majority of the outstanding shares of Ardell Investment Company and M. H. Sherman Company, both of which own more than 5% of the outstanding shares of Common Stock of the Company. During 2000 Mr. Haskell rented a Company owned house, and Wood River Ranch, a corporation in which Mr. Haskell is the sole shareholder, boarded horses at the Company's quarter horse facility. Aggregate payments made to the Company for rent and horse boarding and training, including reimbursements for incidental expenses, during 2000 totalled $60,185. The boarding and training fees charged Wood River Ranch are comparable to customary rates in the horse training and breeding business and are the same as fees charged to other horse owners not affiliated with the Company. The rent which Mr. Haskell pays for the house is not less than the rent which the Company charges persons not affiliated with the Company for comparable residences.

     Beginning in 1997 and continuing through 2000, Messrs. Echeverria and Lyda fed cattle for their personal accounts at Champion Feedlot in Hereford, Texas, which is owned by a Company subsidiary. Total costs in 2000 for feed, miscellaneous supplies and veterinary services were $306,436 for Mr. Echeverria and $43,400 for Mr. Lyda. Feed and other supplies and services were sold to these officers at the same prices they were then sold to unaffiliated feedlot customers. All accounts were current as of March 20, 2001.

     In December 2000, Mr. Echeverria purchased 1,060 cows and 50 bulls in the Tejon Ranch breeding herd from the Company for $842,000, and also purchased 1,029 heifer calves from the Company's inventory of stocker cattle for $486,264. At the same time, he leased approximately 55,000 acres constituting the northern part of Tejon Ranch for cattle grazing purposes. He paid $50,000 of the initial rent payment in December 2000 and the remaining $50,000 of the initial rent payment in January 2001. The grazing lease runs for a term of ten years with two 5-year options. The annual rent is $200,000, payable semiannually, subject to adjustments in the event of drought, certain events in each party's control, and during the option terms. While the lease grants exclusive grazing rights on the leased premises to Mr. Echeverria, the Company retains significant rights to use the land in a non-consumptive manner, and has the right to cancel the lease as to specific portions of the leased premises if they are needed for farming, mining or real estate development purposes.

     Concurrently, the Company subleased back a portion of the leased land from Mr. Echeverria through June 10, 2001 to graze approximately 2,600 head of stocker cattle located on the leased land until they are shipped to market. The Company paid Mr. Echeverria $65,000 in January 2001 for the sublease, and will pay him a like amount when all of the stocker cattle have been shipped.

     In December 2000 the Company offered to its stockholders the right to purchase 1,578,947 additional shares of its Common Stock for a purchase price of $19 per share or an aggregate of $30 million. In connection with that offering the Company entered into an agreement with Third Avenue Trust (acting on behalf of Third Avenue Value Fund, Third Avenue Small-Cap Value Fund and Third Avenue Real Estate Value Fund) and a private investment fund managed by Carl Marks Management Company, L.P. to purchase any of the shares offered to the extent that the gross proceeds to the Company from the offering to its stockholders were less than $30 million. The price payable per share under the agreement was the same as the price in the offering to the stockholders, $19 per share. In addition the purchasers committed to exercise their own pro rata rights to purchase shares in the offering as stockholders but not to exercise their rights to purchase additional shares in the offering which other stockholders declined to purchase. Because the offering to the stockholders was oversubscribed, none of the purchasers purchased any shares pursuant to this agreement, but the Company reimbursed the Carl Marks Management Company, L.P. investment fund $45,000 for its Hart-Scott-Rodino filing fees incurred in connection with the offering.

     Martin J. Whitman, a director of the Company, is Chairman of the Board and Chief Executive Officer of Third Avenue Trust and EQSF Advisers, Inc., investment advisor to Third Avenue Trust, and is Chairman of the Board, Chief Executive Officer and Chief Investment Officer of M.J. Whitman Advisers, Inc., an affiliate of EQSF Advisers, Inc. Third Avenue Value Fund and the other funds listed in footnote 3 on page 4 owned beneficially an aggregate of 3,848,935 shares of Common Stock of the Company as of March 20, 2001, and investment accounts managed by M.J. Whitman Advisers, Inc. owned an additional 32,119 shares as of March 20, 2001. These shares in the aggregate constituted approximately 27.16% of the outstanding shares of Common Stock of the Company on March 20, 2001. Robert C. Ruocco, a director of the Company, is a General Partner of Carl Marks Management Company, L.P., and investment funds managed by it owned an aggregate of 792,838 shares or approximately 5.55% of the outstanding shares of Common Stock of the Company as of March 20, 2001. The obligations of Third Avenue Trust and the Carl Marks Investment Company, L.P. investment fund to purchase shares not subscribed for by other stockholders in the offering were proportional to their stock ownership in the Company and the stock ownership of their respective related entities in the aggregate at the time the agreement was entered into.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     The policies recommended by the Compensation Committee and adopted by the Board of Directors for determining the compensation of executive officers for 2000 differ somewhat from the policies followed in 1999 in that the amount of bonus compensation was increased relative to salary compensation and performance objectives for earning bonus compensation reflected greater emphasis upon achieving individual and division objectives with less emphasis on overall Company financial objectives. The salaries for all executives remained the same during 2000 as they were for 1999, except that Mr. Ford's salary was increased from $180,000 to $190,000, reflecting the Company's greater emphasis on real estate activities, and Mr. Atkinson's salary was increased from $100,000 to $115,000, reflecting the Committee's belief that his compensation was below what other companies were paying for comparable positions.

     For 2000 executives had the opportunity to earn bonus compensation ranging from 22% to 79% of base salary for Mr. Stine and 19% to 57% for other executives. Sixty percent of the maximum bonus Mr. Stine could earn was based upon the extent to which he achieved a number of individual performance objectives relating to the business development, operations and staffing of the Company, and forty percent was based upon the revenues and income of the Company. Of the portion of the bonus based upon individual objectives, Mr. Stine earned 81%, and of the portion based upon the revenues and income of the Company he earned 31%.

     For executives in charge of particular operating divisions, there was some variation in the bonus arrangement, with the portion of the maximum bonus that could be earned by each executive based upon the executive's individual performance objectives ranging between 25% and 65%, the portion based upon division revenues and income ranging between 20% and 50% and the portion based upon Company revenues and income ranging between 15% and 25%. For Mr. Lyda, whose performance does not relate to any particular division of the Company, 60 % of the bonus was based upon achieving individual performance objectives and 40% was based upon the Company's revenues and income. For Mr. Mullins, whose performance also does not relate to any particular division of the Company, those percentages were 65% and 35%, respectively.

     The Company has adopted a long-term compensation plan that contemplates the granting of stock options on a periodic basis in the discretion of the Board of Directors pursuant to the Company's 1998 Stock Incentive Plan. The Committee believes that stock options are a desirable form of long-term compensation because they more closely align the interests of the executive with those of the stockholders. For 2000 the Committee recommended, and the Board approved, the granting of options to purchase an aggregate of 119,500 shares of Common Stock of the Company to the five executive officers named in the Summary Compensation Table, although the options were not actually granted until after the end of the year. See "Stock Options" above. The number of shares subject to options granted to each executive reflects the nature of his duties as well as a subjective evaluation of the executive's performance and potential.

     The percentage of total compensation represented by salary, bonus and stock options for 2000 was determined by the Committee and the Board. Among the factors considered by the Committee and the Board was a study provided by an independent consultant in 1999 as well as input from individual members of the Committee and the Board. No specific formulas were used to determine the relative mix of the three forms of compensation, although guidelines for the mix were provided by the independent consultant and affected the final decisions of the Committee and the Board.

     The Company also awarded 4,545 shares of restricted stock to Mr. Mullins and 818 shares of restricted stock to Mr. Atkinson, although these awards were not actually made until after the end of the year. See "Executive Compensation." These grants were made because Mr. Mullins and Mr. Atkinson had not been included in the restricted stock grants made in 1999.

     In connection with Mr. Echeverria's retirement as Senior Vice President and a full-time employee of the Company at the end of 2000 and in recognition of his 22 years of service to the Company, the Compensation Committee recommended and the Board of Directors approved two years of salary continuation for Mr. Echeverria and credit for additional years of service under the Company's Pension Plan and Supplemental Executive Retirement Plan such that he will retire with credit for 25 years of service. The salary continuation also results in the continuation and continued vesting of the stock options held by Mr. Echeverria for the two-year period. Mr. Echeverria has agreed to remain available as a part time employee to assist and advise the Company regarding its Livestock Division and other matters.

                              Dan T. Daniels (Chairman), Rayburn S. Dezember, Norman Metcalfe, Robert C. Ruocco

                              Members of the Compensation Committee

Performance Graph

     The following graph is a comparison of cumulative total shareowner returns for the Company, the Dow Jones Equity Market Index, and the Dow Jones Real Estate Index for the period shown.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS

                       [PERFORMANCE GRAPH APPEARS HERE]

                  -ASSUMES $100 INVESTED ON DECEMBER 31, 1995
                  -TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
                  -FISCAL YEAR ENDING DECMBER 31

                                              1996         1997         1998         1999         2000
                                     -----------------------------------------------------------------
TEJON RANCH                                 -2.54%       71.76%      -18.31%       17.75%      -18.99%
                                     -----------------------------------------------------------------
DJ EQUITY MKT                               23.46%       34.06%       27.34%       20.37%       -9.27%
                                     -----------------------------------------------------------------
DJ REAL ESTATE                              34.09%       18.96%      -22.54%       -6.83%       27.52%
                                     -----------------------------------------------------------------

     The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Performance Graph by reference.

     The Dow Jones Real Estate Index, for the most part, includes companies which, unlike the Company, are principally engaged in the active phases of commercial land development and which have revenues substantially greater than those of the Company. The Company is unaware of any industry or line-of-business index that is more nearly comparable.

                         APPROVAL OF AMENDMENT TO 1998

                             STOCK INCENTIVE PLAN

     At the Annual Meeting, the stockholders of the Company will be asked to vote upon the approval of an amendment to the Company's 1998 Stock Incentive Plan (the "Incentive Plan") to increase the number of shares which can be issued under the plan from 800,000 to 1,600,000. The Incentive Plan was adopted by the Board of Directors in January 1998 and approved by the stockholders in May 1998. The amendment increasing the number of shares was approved by the Board of Directors on March 6, 2001. The purpose of the Incentive Plan is to enable the Company and its subsidiaries to attract, retain and motivate their employees, consultants and advisors by providing for or increasing their proprietary interests in the Company. The purpose of the amendment is to provide additional shares under the Plan to cover new award grants.

Description of the Plan

     Eligibility.    All employees of the Company and its subsidiaries,
including any director of the Company who is an employee, are eligible to receive awards under the Incentive Plan. Awards also can be granted under the Incentive Plan to consultants and advisors of the Company and its subsidiaries. The Board of Directors does not presently intend to grant awards to any consultants or advisors, although it has the flexibility to do so.

     Number of Shares Available Under the Plan.    If the proposed amendment is
approved by the stockholders, the number of shares of Common Stock as to which awards can be granted under the Incentive Plan will be 1,600,000, an increase of 800,000 shares from the 1998 Incentive Plan before the amendment. That number is subject to adjustment in the event of a stock split, reverse stock split, merger, and certain other significant events. As of March 31, 2001 there were 9,493 shares available for additional awards under the Incentive Plan. The closing price of the Company's Common Stock on the New York Stock Exchange on March 20, 2001 was $24.22.

     Types of Awards To Be Granted Under the Plan.    Under the Incentive Plan
awards may be granted in the form of stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 or options that do not qualify under any section of the Internal Revenue Code (so-called "non-incentive stock options"). Only persons who are employees of the Company may be granted incentive stock options. Such options may not be granted at an exercise price less than the fair market value of the shares on the date of grant, and any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company may not be granted an incentive stock option at a price less than 110% of the fair market value of the stock on the date of grant. The term of such options may not be greater than 10 years (5 years for 10% stockholders), the options must not be transferable other than by the laws of descent and distribution, and they must be exercisable during the life of the holder only by him or her. The plan under which incentive stock options are granted must be approved by the stockholders within 12 months after it is adopted by the Board of Directors. If the aggregate fair market value of all shares of stock with respect to which incentive stock options granted to an individual first become exercisable during any calendar year exceeds $100,000, the options will not qualify as incentive stock options to the extent of the excess.

     Under the Incentive Plan the Board of Directors or a committee of directors (see "Administration" below) has the power to determine the terms of each option granted, including the expiration and exercise dates and whether the exercise price will be paid in cash, by tender of outstanding shares of Common Stock, by surrendering option rights with respect to existing unexercised stock options, by any combination of the foregoing or by any other means approved by the Board of Directors or the committee. See "Options Granted Under Incentive Plan" below for a description of options that have been granted under the Incentive Plan.

     The Incentive Plan allows the Company to enter into any type of arrangement with any eligible grantee that involves or might involve the issuance of shares of Common Stock of the Company, such as an option, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Stock of the Company or a value derived from the value of the Common Stock.

     The types of awards that have been granted under similar plans include stock appreciation rights, restricted stock and performance share awards. Stock appreciation rights (also called "SARs") entitle the grantee exercising the SAR to receive payment in an amount equal to the difference between the fair market value of a share of stock on the date of exercise and the exercise price of the SAR multiplied by the number of shares as to which the SAR is exercised. The SAR can be settled in cash, shares of stock or a combination of both. It is also possible to grant SARs in tandem with stock options that are not eligible for the federal income tax treatment afforded incentive stock options (see "Certain Federal Income Tax Consequences of Options and Other Awards") in order to provide the grantee with cash to pay the income taxes that are payable upon exercise of such an option.

     Awards can be granted in the form of shares of stock that are restricted by agreements having terms and provisions determined by the Board of Directors or a committee thereof, which may include forfeiture provisions or restrictions on transferability that expire over time or upon the satisfaction of certain performance or other requirements. Grantees receiving restricted stock typically are entitled to dividends and voting rights on the shares prior to the lapsing of the restrictions. The Company has issued 14,420 shares of restricted stock to certain officers pursuant to the Incentive Plan. See "Options Granted Under Incentive Plan" below.

     The Incentive Plan also permits the Board of Directors or a committee of the Board to grant performance share awards involving the issuance of unrestricted shares of Common Stock based upon the appreciation in the market value, book value or other measure of value of the Common Stock, the performance of the Company based on earnings or cash flow or such other factors as the Board or the committee may determine.

     Administration.    The Incentive Plan provides that it is to be
administered by the Board of Directors or a committee, which must consist of two or more directors. The Incentive Plan gives the Board of Directors or the committee broad authority to determine the persons to whom awards will be granted, the time or times at which awards will expire, the types of awards to be granted, the number of shares subject to each award and all other terms and conditions of awards. The Board or the committee also has the power to adopt, amend and rescind rules and regulations relating to the Incentive Plan, to determine whether and the extent to which adjustments are required to be made under the Incentive Plan and under outstanding awards in the event of events such as stock splits, reverse stock splits, stock dividends, other dividends or distributions (except cash dividends paid out of earned surplus) or a merger, recapitalization or certain other significant events. When the Incentive Plan was adopted, the Board of Directors authorized the Compensation Committee to consider and make recommendations to the Board with respect to the granting of options, but the Board reserved to itself the power to make grants and otherwise administer the Incentive Plan.

     Duration, Termination and Amendment of Plan.    The Incentive Plan provides
that awards cannot be granted under the Plan after January 25, 2008, which is the expiration of ten years after the Incentive Plan was adopted by the Board of Directors. Although no awards can be granted after that date, shares of Common Stock can be issued until January 25, 2018 pursuant to awards granted on or prior to January 25, 2008. The Board of Directors can amend or terminate the Incentive Plan at any time in any manner, except that no amendment or termination of the Incentive Plan can deprive any grantee of any award already granted without the consent of the grantee, and no amendment can increase the number of shares subject to the Plan that can be issued pursuant to incentive stock options or change, alter or modify the employees or class of employees eligible to receive incentive stock options without obtaining the approval of the stockholders within 12 months after the adoption of any such amendment and prior to the issuance of any increased number of shares or the issuance of shares to any person not eligible for awards prior to the amendment.

Options Granted Under Incentive Plan

          The following table shows information as to options granted and restricted stock issued under the Incentive Plan since its inception to the Chief Executive Officer, to each of the four other executive officers of the Company who were the most highly compensated in 2000, to all executive officers as a group and to all employees as a group (excluding executive officers). Directors who are not employees are not eligible to receive awards under the Incentive Plan.

                                                                                                             Total Dollar
                                                                 No. of Shares      No. of        Total        Value of
                                                                    Subject       Restricted     Dollar       Restricted
           Name                            Title                   to Options       Shares      Value of       Shares(2)
                                                                                               Options(1)
------------------------------------------------------------------------------------------------------------------------

Robert A. Stine              President and Chief Executive              353,637         5,175          $0       $ 99,567
                             Officer

Matt J. Echeverria           Senior Vice President, Livestock           110,665           647          $0       $ 12,448
                             and Ranch Operations

Douglas M. Ford              Senior Vice President, Real Estate          69,218           647          $0       $ 12,448

Allen E. Lyda                Vice President, Chief Financial             91,946         2,588          $0       $ 49,793
                             Officer, Treasurer and Assistant
                             Secretary

Dennis Mullins               Vice President, General Counsel             83,946         4,545          $0       $ 87,446
                             and Secretary

All executive officers as                                               758,087        14,420          $0       $270,441
 a group

All employees as a group                                                 23,000             0          $0       $      0
 (excluding executive
 officers)

______________
          (1) The dollar value of options is equal to the difference between the market value of the underlying Common Stock on December 31, 2000 and the exercise price of the options.

          (2) The dollar value of the restricted shares is equal to the market value of the shares on December 31, 2000 assuming that the Company does not exercise its right to repurchase the restricted shares (see the description of the right to repurchase below).

          All of the options granted under the Incentive Plan terminate within three months after any termination of employment by the grantee and are exercisable during that three-month period only to the extent that they were exercisable on the date of termination of employment. If the optionee's employment terminates as the result of death or disability, the option terminates one year after such death or disability, and if an optionee dies or becomes disabled after termination of his or her employment, the option is exercisable until the first anniversary of such death or disability. The options become fully exercisable with respect to all shares in the event of a merger or consolidation as a result of which there is a change in the ownership of voting securities of the Company of more than 80% or a sale or transfer by the Company of all or substantially all of its assets or a dissolution of the Company. In addition, certain officers have agreements providing for their options to become fully exercisable on different terms in the event of a change of control of the Company and termination of their employment without cause. See "Executive Compensation@ above. The options also terminate after any such event (subject to certain exceptions). The Committee has the power in its sole discretion to accelerate the dates when the options becomes exercisable for any reason.

          The terms of the options permit payment of the purchase price upon exercise to be made in cash or, subject to certain limitations, by tendering outstanding shares of Common Stock valued at their then fair market value (as defined), or by reducing the number of shares subject to the option as to which it is then exercisable and crediting toward the purchase price of other shares the difference between the exercise price and the then fair market value of the shares as to which the option is being reduced. If any of the options are not eligible for the tax treatment as incentive stock options under the Internal Revenue Code (see "Certain Federal Income Tax Consequences of Options and Other Awards"), any withholding taxes can be paid in the same manner.

          The 14,420 restricted shares issued under the Incentive Plan to certain officers of the Company are subject to the right of the Company to repurchase the shares for nominal consideration if certain contingencies occur related to continuation of employment and a pending real estate transaction.
The contingencies are expected to be resolved within a year, although they could remain unresolved until as late as 2005. The holders of the restricted stock will have the right to receive any dividends paid on the stock prior to the resolution of the contingencies.

Certain Federal Income Tax Consequences of Options and Other Awards

          The following is a brief description of the federal income tax treatment that will generally apply to awards granted under the Incentive Plan based on federal income tax laws in effect on the date of this Proxy Statement. The exact federal income tax treatment of awards will depend on the specific nature of the award. This summary does not constitute tax advice, is not intended to be exhaustive and, among other things, does not describe any state, local or foreign tax consequences, nor does it fully describe the tax rules applicable to persons subject to Section 16(b) of the Securities Exchange Act of 1934. Such persons should consult their own tax advisors with respect to the tax rules applicable to them.

          Incentive Stock Options.    Neither the grant nor exercise of an
incentive stock option under the Incentive Plan is taxable to the employee receiving the option. If the employee holds the stock purchased upon exercise of an incentive stock option for at least one year after the purchase of the stock and at least two years after the option was granted, his or her later sale of the stock will produce long-term capital gain or loss and the Company will not be entitled to any tax deduction. Under current law, the maximum long-term capital gain rate of 20% applies to assets held for more one year. If the employee sells or otherwise transfers the stock before these holding periods have elapsed (a "disqualifying disposition"), he or she will generally be taxed at ordinary income rates on the portion of any gain on the sale equal to the excess of the fair market value of the stock when the option was exercised over the option exercise price, and the Company will be entitled to a tax deduction in the same amount. Any remaining gain or loss will be short-term or long-term capital gain or loss depending on the holding period of the shares. If shares acquired pursuant to the exercise of an incentive option are surrendered to the Company upon exercise of an incentive option and if such shares have not been held for the requisite one- and two-year periods, the surrender will be treated as a disqualifying disposition.

          Non-Incentive Options.    Although the grant of non-incentive stock
options under the Incentive Plan also is not generally taxable to the optionee, when he or she exercises the option he or she will be taxed at ordinary income rates on the excess of the fair market value of the stock received over the option exercise price and the Company will be entitled to a tax deduction in the same amount. The amount paid by the optionee upon exercise plus the amount included in an optionee's income as a result of the exercise of a non-incentive option will be treated as his or her basis in the shares acquired, and any gain or loss on the subsequent sale of the shares will be treated as long-term or short-term capital gain or loss as the case may be.

          Stock Appreciation Rights.    The grant of a stock appreciation right
is generally not a taxable event for the grantee. Upon exercise of the stock appreciation right, the grantee will recognize ordinary income in an amount equal to the amount of cash received upon such exercise, and the Company will be entitled to a deduction equal to the same amount.

          Restricted Stock.    The purchase of restricted stock is not a taxable
event for the purchaser. When restrictions imposed upon the stock expire, the purchaser will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the restricted stock on the date of such expiration over the purchase price of the shares. The purchaser may, however, elect within 30 days after the date of purchase under Section 83(b) of the Internal Revenue Code to recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of the restricted stock on the date of purchase, determined without regard to the restrictions imposed on such shares, over the purchase price of the shares. If and when the purchaser recognizes ordinary income attributable to the restricted stock, the Company will be entitled to a deduction equal to the amount of such ordinary income.

          Other Awards.    Awards may be granted to employees under the
Incentive Plan that do not fall clearly into the categories described above.
The federal income tax treatment of these awards will depend upon their specific terms.

          Insiders.    Special rules apply to awards if the grantee of an award
is subject to Section 16 of the Securities Exchange Act of 1934, which applies to directors and officers of the Company and beneficial owners of 10% or more of the outstanding shares of its Common Stock. Section 16 and the rules thereunder require that persons subject to Section 16 pay over to the Company any profit realized from the purchase and sale of any equity security if the purchase and sale occur within six months of each other (subject to certain exceptions). Because of these provisions the timing of the recognition of income with respect to awards granted under the Incentive plan by persons subject to Section 16 may be different from that described above, and such persons should consult their own tax advisors. Section 16 also has a corresponding effect on the timing of any deductions to which the Company is entitled in connection with awards granted under the Incentive Plan.

          Excess Parachute Payments.    The terms of the agreements pursuant to
which awards are made under the Incentive Plan may provide for accelerated vesting or payment of an award in connection with certain changes in ownership or control of the Company. The options granted under the Incentive Plan to date include such provisions. In the event of such a change in ownership or control of the Company and depending upon the individual circumstances of the recipient employee, certain amounts with respect to such awards may constitute "excess parachute payments" under the golden parachute provisions of the Internal Revenue Code. Pursuant to those provisions, an employee will be subject to a 20% excise tax on any excess parachute payment and the Company will lose any deduction for the excess parachute payment.

          Withholding Taxes.    The Company will generally be required to
withhold applicable taxes with respect to any ordinary income recognized by a grantee in connection with awards under the Incentive Plan.

          THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN.


      APPROVAL OF AMENDMENT TO NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

     At the Annual Meeting, the stockholders of the Company will also be asked to vote upon the approval of an amendment to the Company's Non-Employee Director Stock Incentive Plan (the "Director Plan") extending the date through which awards can be granted under the Plan from December 31, 2002 to December 31, 2007 and the date through which shares can be issued under the Plan from December 31, 2012 to December 31, 2017. The Director Plan was adopted by the Board of Directors in January 1998 and was approved by the stockholders in May 1998. The Board of Directors approved the amendment on March 6, 2001. The purpose of the Director Plan is to attract, retain and motivate directors who are not full-time employees by providing for or increasing their proprietary interests in the Company. The purpose of the extension of the dates through which awards can be made and shares can be issued is to enable the Company to continue to use the Director Plan to compensate non-employee directors after December 31, 2002.

Description of Director Plan

          Eligibility.    All of the Company's directors who are not employees
of the Company or its subsidiaries on a full-time basis are eligible to receive grants under the Director Plan, except that directors who are temporarily employees of the Company or a subsidiary on a full-time basis are also eligible to receive awards under the Director Plan.

          Number of Shares Available Under the Plan.    The number of shares
subject to the Director Plan is 200,000, and as of March 31, 2001 the number available for future awards was 142,495 shares. The number of shares subject to the Director Plan is subject to adjustment in the event of a stock split, reverse stock split, merger and certain other significant events.

          Types of Awards To Be Granted Under the Plan.    Options granted under
the Director Plan will be non-incentive stock options, which means that they will not meet the requirements for the federal income tax treatment afforded incentive stock options. See "Approval of Amendment to 1998 Incentive Stock Plan - Certain Federal Income Tax Consequences of Options and Other Awards
- Incentive Stock Options." Under the Director Plan the Board of Directors or a committee of directors (see "Administration" below) will have the power to determine the terms of each option granted, including the expiration, vesting and exercise dates and whether the exercise price will be paid in cash, by tender of outstanding shares of Common Stock, by surrendering option rights with respect to existing unexercised stock options, by any combination of the foregoing or by any other means approved by the Board of Directors or the committee. See "Options Granted Under Director Plan" below for a description of options that have been granted under the Director Plan subject to stockholder approval of the Plan.

          The Director Plan allows the Company to enter into any type of arrangement with a non-employee director that involves or might involve the issuance of shares of Common Stock of the Company, such as an option, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Stock of the Company or a value derived from the value of the Common Stock. The types of awards that other companies have granted under similar plans include stock appreciation rights, restricted stock and performance share awards. For descriptions of these types of awards see "Approval of Amendment to 1998 Stock Incentive Plan - Description of the Plan - Types of Awards To Be Granted Under the Plan."

          Administration.    The Director Plan provides that it is to be
administered by the Board of Directors or a committee of two or more directors. The Director Plan gives the Board of Directors or the committee broad authority to determine the non-employee directors to whom awards will be granted, the time or times at which awards will expire, the types of awards to be granted, the number of shares subject to each award and all other terms and conditions of awards. The Board or the committee also has the power to adopt, amend and rescind rules and regulations relating to the Director Plan and to determine whether and the extent to which adjustments are required to be made under the Director Plan and under outstanding awards in the event of events such as stock splits, reverse stock splits, stock dividends, other dividends or distributions (except cash dividends paid out of earned surplus) or a merger, recapitalization or certain other significant events. The Board of Directors has reserved to itself the authority with respect to the granting of options and the administration of the Director Plan rather than designating a committee of the Board with those powers.

          Duration, Termination and Amendment of Plan.    If the amendment is
approved by the stockholders, awards could be granted under the Director Plan through December 31, 2007 and shares could be issued under the Plan through December 31, 2017. Without the amendment these dates are December 31, 2002 and December 31, 2012, respectively. The reason for the two dates is to allow awards to be granted up to the December 31, 2007 expiration date having a ten year term before the shares subject to the awards must be issued. The Board of Directors can amend the Director Plan at any time in any manner and can also terminate the Plan at any time.

Options Granted Under Director Plan

          When the Board of Directors adopted the Director Plan in January 1998, it also adopted a program for the compensation of non-employee directors that contemplates the granting of options under the Director Plan. See "Election of Directors - Director Compensation." Under that program each director receives one-half or all of his or her $24,000 annual retainer in the form of stock options to be granted annually, except that a director affiliated with a person or entity owning beneficially 5% or more of the outstanding shares of Common Stock of the Company may elect to take his or her annual retainer compensation in cash.

          The director compensation program adopted by the Board authorized Company officers to grant stock options to directors as part of their annual retainer compensation each year until 2002, absent a change to or rescission of the director compensation program. In March 2001 that date was extended to 2007, subject to approval of the proposed amendment to the Director Plan by the stockholders. Options granted to directors for this purpose will be granted on the second Tuesday of January of each year for which the retainer compensation is payable. The options will have an exercise price equal to the fair market value of the shares on the date of grant, will have a term of ten years, will be fully exercisable commencing on December 15 of the calendar year in which they are granted and will not be transferable by the director except in connection with his or her death or disability. The death, disability or termination of the grantee's status as a director will not cause any option granted under the Director Plan to terminate, except that if a director ceases to serve in that capacity at any time during the year for which the option is granted, the option will terminate as to the number of shares that is proportional to the number of days remaining through December 15 of the year for which the option was granted.

          To determine the number of shares subject to options to be granted under the Director Plan to satisfy the Company's obligation to pay annual retainer compensation (which is expressed in dollars), the value per share of the options will be determined using the Black-Scholes method as of the date of grant. The Black-Scholes method is a complex, commonly used method to value options named for the men who developed it. The number of shares subject to the option to be granted to each director for a particular year will be determined by dividing the amount of the annual retainer compensation to be paid to the director in the form of an option by a per share value of the option so determined.

          The Board has the power to amend or terminate the director compensation program described above at any time without stockholder approval. In that event awards could be granted to non-employee directors under the Director Plan in forms other than the stock options described above.

          The options become fully exercisable with respect to all shares in the event of a merger or consolidation as a result of which there is a change in the ownership of voting securities of the Company of more than 80% or a sale or transfer by the Company of all or substantially all of its assets or a dissolution of the Company. The options also terminate after any such event (subject to certain exceptions). The Board of Directors has the power in its sole discretion to accelerate the dates when the options become exercisable for any reason.

          The terms of the options permit payment of the purchase price upon exercise to be made in cash or, subject to certain limitations, by tendering outstanding shares of Common Stock valued at their then fair market value (as defined), or by reducing the number of shares subject to the option as to which it is then exercisable and crediting toward the purchase price of other shares the difference between the exercise price and the then fair market value of the shares as to which the option is being reduced. Withholding taxes payable as a result of the exercise of the options can also be paid in the same manner.

Certain Federal Income Tax Consequences of Options and Other Awards

          Stock options granted under the Director Plan are expected to be non-incentive stock options and will be treated for tax purposes in the manner described for such options under the heading "Approval of 1998 Stock Incentive Plan - Certain Federal Income Tax Consequences of Options and Other Awards - Non-Incentive Options." The federal income tax treatment of other kinds of awards granted under the Director Plan will be the same as described in that section of this Proxy Statement.

          THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" APPROVAL OF THE FIRST AMENDMENT TO THE DIRECTOR PLAN

                        INDEPENDENT PUBLIC ACCOUNTANTS

          Ernst & Young LLP has been selected by the Board of Directors to serve as the Company's independent public accountants for the year 2001 and served in that capacity for the year ended December 31, 2000. Representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

          Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Forms 10-Q for that year was $133,532.

          All Other Fees. The aggregate fees billed by Ernst & Young LLP for all other services not referred to above for the year ended December 31, 2000 was $65,552.

          The Audit Committee of Board of Directors considered whether the provision of the services referred to above under the heading "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.


            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors has furnished the following report:

     The Audit Committee reviewed the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independent Standards Board No. 1 (Independence Discussion with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' providing of [information technology services and] other non-audit services to the Company is compatible with their independence.

     In reliance on the reviews and discussions referred to above the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the Securities and Exchange Commission.

                          Otis Booth, Jr. (Chairman), Craig Cadwalader, Dan T. Daniels, George G.C. Parker, Kent G. Snyder and Geoffrey L. Stack

                          Members of the Audit Committee

                               OTHER

     Financial Information. The Company's Annual Report to Stockholders accompanies this Proxy Statement. Copies of the Company's Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) filed with the Securities and Exchange Commission may be obtained without charge by calling or writing Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Lebec, California 93243, (661) 248-3000.

     Stockholder Proposals. A stockholder's proposal will be considered at the 2001 Annual Meeting of Stockholders only if the stockholder provides timely notice of such proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting as originally scheduled, but if less than 40 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the 10th day following the day on which the Notice of Annual Meeting of Stockholders was mailed. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. To be considered for inclusion in the proxy statement for the 2002 Annual Meeting, stockholder proposals are required to be delivered to the Company on or before December 10, 2001.

     Other Business. Management does not know of any matter to be acted upon at the meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

     Stockholders are urged to sign and return their proxies without delay.


                               For the Board of Directors,



                               RAYBURN S. DEZEMBER,  Chairman of the Board
                               DENNIS MULLINS, Secretary

April 9, 2001

                                   APPENDIX
                                   --------

                               TEJON RANCH CO.

                            AUDIT COMMITTEE CHARTER

Organization

The audit committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom is independent of management and the Company. The board of directors shall also designate one member as the "Chair." Members of the committee shall be considered independent only if they have no relationship that may interfere with the exercise of their independence from management and the Company and if they meet the restrictions set forth in
Section 303.01(B)(3) of the New York Stock Exchange Rules. All committee members shall be financially literate or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise. The independence, financial literacy and accounting or related financial management expertise of committee members shall be determined by the board of directors in the exercise of its business judgment.

Responsibilities and Processes

The primary responsibility of the audit committee is to act on behalf of the board of directors in fulfilling the board's oversight responsibility relating of the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company. The policies and procedures of the committee in carrying out its responsibilities shall remain flexible in order to best react to changing conditions and circumstances. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

 . The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representative of the Company's stockholders. The committee and the board of directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The committee shall be responsible for ensuring that the independent auditors submit on a periodic basis to the committee a formal written statement delineating all relationships between the independent auditors and the Company. In addition the committee shall engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and the committee shall be responsible for recommending that the board of directors take appropriate action in response to the independent auditors' reports to satisfy itself of the independent auditors' independence. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors.

 . The committee shall discuss with the independent auditors the overall scope and plans for their audits including the scope, timing, adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, at least once annually, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

 . The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of these discussions.

 . The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including the judgment of management and the independent auditors about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

 . The committee shall review and reassess the adequacy of the charter at least annually and make recommendations to the board of directors as to any changes in the charter.

 . The committee shall report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

                             TEJON RANCH CO. PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2001, and hereby appoints RAYBURN S. DEZEMBER and ROBERT A. STINE as Proxies (each with full power to act in the absence of the other, and each with full power of substitution), to represent and to vote all shares of Common Stock of Tejon Ranch Co. held of record by the undersigned on March 20, 2001, at the Annual Meeting of Stockholders to be held on May 1, 2001, or any adjournment or postponement thereof.

  In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.




                          (Continued on reverse side)

 PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE
-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                          TEJON RANCH CO.

                          Annual Meeting of Stockholders
                          May 1, 2001 9:30 a.m.
                          Hyatt Regency Irvine
                          17900 Jamboree Boulevard
                          Irvine, California

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   [x] Please mark
                                                                                                                        your votes
                                                                                                                        as indicated

                                                       WITHHOLD
1. Election of Four Directors (Class II)              AUTHORITY     2. Approval of the amendment to         FOR    AGAINST  ABSTAIN
   (except as written to the contrary below) FOR all to vote for       the 1998 Stock Incentive Plan.       [_]      [_]      [_]
   Craig Cadwalader, Rayburn S. Dezember,   nominees     ALL
   George G.C. Parker and Robert A. Stine    listed     nominees    3. Approval of the amendment to         FOR    AGAINST  ABSTAIN
                                              below  listed below      the Non-Employee Director            [_]      [_]      [_]
                                               [_]        [_]          Stock Incentive Plan.

(Instruction: to withhold authority to vote for any                     This Proxy, when properly executed, will be
individual nominee write in the nominee's name in the                   voted in the manner directed herein by the
space below.)                                                           undersigned. If no direction is made, this proxy
                                                                        will be voted for the election of directors and for
______________________________________________________                  both proposals listed below

                                                                        Date ________________________________________________

                                                                        -----------------------------------------------------
                                                                        Signature(s)

                                                                        -----------------------------------------------------
                                                                        Signature(s)

                                                                        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as
                                                                        attorney, executor, administrator, trustee or guardian,
                                                                        please give full title as such. If a corporation, please
                                                                        sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
------------------------------------------------------------------------------------------------------------------------------------

                            FOLD AND DETACH HERE

                       TEJON RANCH CO.

                       Annual Meeting of Stockholders
                       May 1, 2001 9:30 a.m.
                       Hyatt Regency Irvine
                       17900 Jamboree Boulevard
                       Irvine, California